Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4/A of Bristol-Myers Squibb Company of our reports dated February 7, 2018, with respect to the consolidated balance sheets of Celgene Corporation as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, the related financial statement schedule, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31 , 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Celgene Corporation.

Our report dated February 7, 2018 on the consolidated financial statements refers to the Company’s adoption on a prospective basis of FASB Accounting Standards Update No. 2016-09, Compensation-Stock Compensation, which requires that excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments be recognized as income tax benefits and expenses in the income statement.

/s/ KPMG LLP

Short Hills, New Jersey
February 1, 2019